Exhibit 4.12

Certain information has been omitted from the following agreement because such information is both not material to investors and would be competitively harmful to the registrant. Such omitted information has been marked “[***]”

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is made as of January 31, 2019 (the “Effective Date”) among TOWER THREE SAS, a company organized and existing under the laws of Colombia (the “Developer”) and [***], a company organized and existing under the laws of Colombia (“[***]”). Each of Developer and [***] may hereafter be referred to as a “Party”, and collectively, as the “Parties”. Capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS, Developer and [***] entered into an Asset Purchase Agreement dated as of November 21, 2018 (as amended, the “Colombia Purchase Agreement”) pursuant to which Developer agreed to sell and assign to [***], and [***] agreed to purchase and assume from Developer the Sites (as defined in the Colombia Purchase Agreement), in each case as more fully described and upon the terms and subject to the conditions set forth herein;

WHEREAS, Developer is engaged in the business of constructing and operating telecommunications towers in Colombia (the “Territory”); and

WHEREAS, [***] desires to purchase from Developer, and Developer desires to sell to [***] certain Towers and their related Tower Assets that Developer intends to develop in the Territory (each a “Development Tower”), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

1. Agreement to Purchase and Sell; Minimum Number of Development Towers; Term of Agreement.

(a) For a period of [***] commencing as of the Effective Date (the “Term”), and subject to the satisfaction of all of the terms and conditions of this Agreement, Developer agrees to offer up to [***] Development Towers (in the aggregate together with the Mexico Development Towers and the Argentina Development Towers) for sale to [***] in accordance with the procedure described in Section 2 that meet the Minimum Conditions set forth in Exhibit A, and free and clear of all Liens except Permitted Liens. In the event that [***] (or its applicable affiliate in connection with the Mexico Development Towers or the Argentina Development Towers) approves the development of [***] Development Towers (in the aggregate together with the Mexico Development Towers and the Argentina Development Towers), [***] and Developer (or their respective affiliates) could mutually agree to amend this Agreement, the Mexico Development Agreement, and/or the Argentina Development Agreement to contemplate the development and acquisition of an additional [***] Towers.

(b) The Term may be extended by mutual agreement of the Parties to be confirmed in writing prior to expiration of the Term then in effect. For the avoidance of doubt, if [***] has approved its intention to purchase any Development Tower during the Term, the terms and conditions of this Agreement shall continue to apply through Closing (and any related post-Closing obligations) related to such Development Tower(s) but neither Party shall have continuing obligations related to any potential Development Tower(s) not identified by Developer and/or approved by [***].

2. Identification; Purchase Price; Payments; Closing.

(a) (i) Identification and Acceptance of Sites for Development Towers. During the Term, Developer shall identify each communications site (each a “Site”) on which it proposes to develop a future Tower in the Territory and which, in Developer’s sole discretion, it wishes to present to [***], by delivering to [***] detailed information in a form of a Search Ring or Site Acquisition Map in the form acceptable to the prospective Tenant. [***] shall have ten (10) Business Days following receipt from Developer of a Search Ring or Site Acquisition Map to determine, in its sole discretion, whether or not to accept the Site as a “Development Tower” for the sale to [***] under the terms and conditions of this Agreement and the Asset Purchase Agreement. Any failure to respond by [***] during such ten (10) Business Day period shall be deemed to be a rejection of the Site as a Development Tower. Notwithstanding any other provision herein, only those sites presented by Developer to [***] and accepted by [***] in accordance with this Section 2(a)(i) shall be “Development Towers” for purposes of this Agreement.

(ii) Ground Lease Option or Usufruct. For each Site that is accepted as a “Development Tower” pursuant to Section 2(a)(i), Developer shall provide to [***], as soon as practicable, the proposed Ground Lease Option applicable to such Site substantially in the form set forth as Exhibit 2(a)(ii) hereto. If the terms of the proposed Ground Lease Option are satisfactory to [***], [***] will purchase the Development Tower (and the related Tower Assets and Site) subject to the terms and conditions of this Agreement and the applicable Asset Purchase Agreement. If the terms of the proposed Ground Lease Option are not satisfactory to [***], [***] shall have the right to reject such Site as a Development Tower upon written notice to Developer within five (5) Business Days and upon receipt of such written notice, neither Party shall have any further obligations to the other Party under this Agreement with respect to such Site and such Site shall not be deemed to be a Development Tower for purposes of this Agreement (the failure of [***] to deliver written notice within such time frame shall be deemed [***]’s acceptance of the Ground Lease Option set forth therein).

(iii) ROFO. During the Term, Developer shall not sell, transfer or otherwise convey, or agree to sell, transfer or otherwise convey, except in connection with a joint venture or other financing arrangement to which Developer is a party, all or any portion of a tower (including the related Tower Assets and Site if such tower were a “Development Tower” or an “Acquisition Tower” under this Agreement), or any group of towers or any interest therein, located in the Territory, to any Person unless Developer has first offered to sell, transfer and convey the tower(s) (including the related Tower Assets and Site) to [***] by written notice (the “Sale Notice”). Any tower previously tendered to and rejected by [***] as described in this Agreement (each a “Rejected Tower”) shall be exempt from the terms of this Section 2(a)(iii), provided that such exemption shall not apply if Developer proposes to include any Rejected Tower in an offer to any Person that combines such Rejected Tower with any other tower or group of towers that is subject to this Section 8 (the “Renewed ROFO”). The Sale Notice shall include (A) a description of the proposed tower(s) and (B) the price and other terms and conditions on which it is willing to sell such tower(s). Upon receipt by [***] of the Sale Notice and continuing for twenty (20) days thereafter (the “Exercise Period”), [***] shall have the right, exercisable by giving written notice (the “Exercise Notice”) to Developer, to purchase all (but not less than all, except any tower(s) for which Defects are identified during due diligence) of the tower(s) (including the related Tower Assets and Sites) described in the Sale Notice from Developer on terms and conditions set forth in the Sale Notice. In the event [***] purchases the tower(s) pursuant to this Section 2(a)(iii), the Parties shall negotiate an Asset Purchase Agreement containing at least the same terms and conditions contemplated in the Sale Notice. Unless the Parties otherwise agree, the closing of any purchase of tower(s) shall occur five (5) Business Days after all third-party consents (including governmental approvals) are obtained. As to any tower(s) [***] does not exercise its right to purchase, Developer shall be free, during the [***] period following the Sale Notice (together with any reasonable and bona fide extensions of time required to complete the closing of an agreement made binding during such [***] period), to sell and convey the tower(s) to a bona fide third-party upon the same material terms and conditions available to [***] set forth in the Sale Notice. Any towers (and related Tower Assets and Sites) not sold within such [***] period shall continue to be subject to the requirements of this Section 2(a)(iii).

(b) Purchase Price. The purchase price for each Development Tower that meets the Minimum Conditions (the “Purchase Price”) shall equal the sum of (A) the Allocable Purchase Price, plus (B) any Earn-Out Amounts, if any, payable to Developer in accordance with this Section 2(b). At the Closing of each Development Tower, [***] shall pay an amount (the “Closing Date Payment”) equal to the Allocable Purchase Price minus the total amount of Milestone Payments paid in accordance with Section 2(c) of this Agreement (it being understood that the Fifth Milestone Payment shall not be required to be paid to the Developer until the Closing in accordance with Section 2(c)). The Purchase Price of each Development Tower shall be paid by wire transfer in immediately available funds pursuant to Developer’s wire instructions. Subject to the satisfaction of all terms and conditions of this Agreement and the Asset Purchase Agreement, the closing (each a “Closing”) of the purchase of a Development Tower will occur on the later of thirty (30) days after (i) the date on which Developer delivers notice to [***] with reasonable supporting documentation that the Fifth Milestone was achieved, or (ii) the date that all Minimum Conditions have been satisfied or previously waived by [***] in writing. The date of a Closing shall be referred to as a “Closing Date.”

(c) (b) Earn-Out Amount Payment. With respect to each Eligible Lease, [***] agrees to pay Developer on the 5th day following the Eligible Lease Commencement Date applicable to such Eligible Lease (the “Earn-Out Payment Date”), the applicable Earn-Out Amount, if any, applicable to such Eligible Lease. Any Earn-Out Amount shall be paid by wire transfer in immediately available funds pursuant to Developer’s wire instructions.

(d) Milestone Purchase Price Payments. Subject to the satisfaction of all of the terms and conditions of this Agreement, (i) within five (5) Business Days after the date on which Developer delivers notice to [***] with reasonable supporting documentation that (A) a Milestone with respect to any Development Tower is first satisfied and (B) any then applicable Minimum Conditions have been satisfied (each such date being referred to as a “Milestone Payment Date”), [***] shall pay to Developer the applicable Milestone Payments below, and (ii) at the Closing, [***] shall pay Developer (in accordance with the Asset Purchase Agreement) the Milestone Payment applicable to the Fifth Milestone. Each Milestone Payment shall be paid by wire transfer in immediately available funds pursuant to Developer’s wire instructions.

Milestones	Milestone Payments
A copy of the signed Ground Lease, Ground Lease Option or Usufruct and a copy of the title search report from the Public Registry applicable to such Site evidencing no liens or encumbrances on the Tower Assets except for Permitted Liens.
Receipt of evidence of application of all Applicable Permits for construction and operation of Site.
(“First Milestone”)	25% of the estimated Allocable Purchase Price.
Receipt of (i) Site constructed/vertical support, (ii) unconditional acceptance of the applicable Development Tower by carrier and (iii) Site folder. (“Second Milestone”)	25% of the estimated Allocable Purchase Price.
Receipt of fully executed site lease agreement with carrier in a form approved by [***]. (“Third Milestone”)	22.5% of the estimated Allocable Purchase Price.
Receipt of all Applicable Permits for construction and operation of Site. (“Fourth Milestone”)	17.5% of theestimated Allocable Purchase Price.

Receipt of all third party consents from carrier/landlords and assignment of all Tenant Leases to [***] along with first rent payment received by [***]. (“Fifth Milestone”)	10.0%% of the estimated Allocable Purchase Price.

(e) Sites Not Meeting Minimum Conditions or Delayed by Excusable Events.

(i) In the event that a Site does not meet all of the Minimum Conditions after the completion of the Development Tower (each, a “Defect Site”), [***] shall be under no obligation to pay any pending Milestone Payment with respect to such Defect Site until such time as all of the Minimum Conditions have been met. During the [***] period following completion of the Development Tower on such Defect Site (the “Cure Period”), Developer shall use commercially reasonable efforts to cause such Defect Site to meet all Minimum Conditions, which may include Developer expending reasonable sums, at the sole cost of Developer, and time to effectuate a solution. If such Defect Site does not meet the Minimum Conditions within the Cure Period, [***] and Developer’s shall agree on one of the following remedies: (i) Developer shall reimburse [***] for all Milestone Payments previously paid to Developer with respect to such Defect Site (which shall be paid within fifteen (15) Business Days after requested by [***]), (ii) [***] shall offset any Milestone Payments previously paid to Developer with respect to such Defect Site against Milestone Payments due and payable with respect to a Development Tower that is not a Defect Site or (iii) Developer shall replace the Tower Cash Flow projected for the Defect Site with Tower Cash Flow from a Site with a comparable completed Tower from Developer’s portfolio, all on terms and conditions reasonably acceptable to [***] and Developer. Developer shall pay to [***] all such amounts within fifteen (15) Business Days after request by [***]. If [***] and Developer fail to mutually agree on one of the foregoing remedies within thirty (30) days after the expiration of the Cure Period, [***] may, in its sole discretion, elect either (ii) or (iii) of the foregoing remedies. For the avoidance of doubt, in case Developer performs any of the actions set forth in clauses (i) through (iii) above, such Defect Site will be deemed to no longer be a Development Tower and Developer will be subject to no restrictions with respect to any sale or other transaction related thereto (including those set forth in Section 2(a)(iii)). With respect to the circumstances described in this Section 2(d), notwithstanding Section 9 or any other provision hereof, [***] shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss.

(e) Closing. At each Closing, [***] and Developer shall satisfy each of the conditions set forth in the Asset Purchase Agreement, including those conditions set forth on Appendix B.

3. Representations and Warranties of Developer. Developer makes the following representations and warranties as of the date hereof and as of each Closing Date (except that any representations and warranties made on any Closing Date that relate to any particular Development Tower (and the related Tower Assets and Sites) shall be made only with respect to the

Development Tower being transferred to [***] under the Asset Purchase Agreement and no other Development Tower previously or subsequently transferred):

(a) Organization. Developer is a corporation with limited liability duly formed, validly existing and in good standing under the laws of the jurisdiction where the Tower Assets are located. Developer has full corporate authority and power to enter into the transactions provided in this Agreement.

(b) Authorization; Enforceability. The execution, delivery and performance of this Agreement and the consummation by Developer of the transactions contemplated hereby are within the corporate power of Developer and have been duly authorized by all necessary company action by Developer. Developer and those persons executing this Agreement on its behalf in a representative capacity have legal capacity to execute and deliver this Agreement. This Agreement is valid and binding obligations of Developer, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

(c) Liens; Condemnation. Developer has (i) good and marketable title to the Development Towers (and the related Tower Assets and Sites), in each case free and clear of all Liens except for Permitted Liens; and (ii) there are not any present or pending Actions relating to condemnation, eminent domain, or other taking by any Authority, of any of the Development Towers (or related Tower Assets and Sites), no Action is contemplated, and Developer has not received notice of any such Action. The Development Towers (and the related Tower Assets and Sites) constitute all of the rights, property and assets necessary to operate the Development Towers as proposed to be operated.

(d) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Developer in accordance with its terms neither do nor will, after the giving of notice or the lapse of time or both, or otherwise:

(i) conflict with, result in a breach of, or constitute a default under, Developer articles of incorporation, bylaws or shareholders’ agreement, any Applicable Law to which Developer is subject, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Developer is a party or by which Developer is bound;

(ii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency or other authority; or

(iii) require the consent of any Person under any material agreement, arrangement or commitment of any nature to which Developer is a party or bound by or to which the Development Towers (and the related Tower Assets and Sites) is bound or subject.

(e) No Litigation; Compliance with Laws; Conditions.

(i) There is no decree, judgment, order, investigation, complaint, litigation at law or in equity, arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the knowledge of Developer, threatened, which could adversely and materially affect Developer’s ability to undertake its obligations under this Agreement or that pertains to or affects any of the Development Towers (or related Tower Assets and Sites).

(ii) Developer owns and operates, and has owned and operated, its business, and carries on and conducts, and has carried on and conducted, its business in compliance in all material respects with all Applicable Laws. Developer has not received any notification from any Authority of any asserted present or past failure to comply in any material respect with such Applicable Laws or orders and there is no pending or, to the knowledge of Developer, threatened investigation of any sort against Developer. Developer or its Affiliates possess all Governmental Authorization that are necessary for the ownership and operation of the Development Towers (and the related Tower Assets and Sites) being transferred to [***].

(iii) The Development Towers and other items of tangible personal property included in the Tower Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Development Towers and other items of tangible personal property is in need of maintenance or repairs except for routine maintenance and repairs that are not material in nature or cost.

(f) Brokers. Neither this Agreement nor any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Developer as broker, finder, investment banker, financial advisor or in any similar capacity.

(g) Approvals, Other Authorizations, Consents, Reports, Etc.

(i) Each Development Tower (and the related Tower Assets and Site) has been owned and operated by Developer in accordance with all material Governmental Authorizations; no consents are required to be obtained by Developer from any Authority under any Governmental Authorization in order to consummate the purchase of such Development Tower. All improvements of Developer on each Site are in compliance with applicable zoning, wetlands, and any related or similar Applicable Laws and applicable title covenants, conditions, restrictions and reservations in all respects, now and at the time of development of the Sites as communications facilities;

(ii) except for the third party consents set forth in Section 3(g)(ii) of the Disclosure Schedule, no consent, approval or authorization of, or registration or filing with any Person is required to be obtained in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(iii) no such Governmental Authorization is the subject of any proceeding to revoke or terminate any such Governmental Authorization or to fine or admonish Developer; neither Developer nor any Development Tower (and related Tower Assets and Site) is charged by any Authority with any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law relating to Developer’s or its subsidiaries’ ownership, use, occupancy management, repair, or and operation of the Development Towers (and related Tower Assets and Sites); and

(iv) no event exists or has occurred during Developer’s ownership of the Development Towers (and related Tower Assets and Sites), which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law.

(h) Financial Capacity. Developer has the financial capacity to perform its obligations under this Agreement.

(i) Material Agreements. Unless the Tenant Lease and the Ground Leases have been executed by [***] or one of its relevant wholly owned subsidiary in the relevant jurisdiction:

(i) Each Tenant Lease and Ground Lease is in full force and effect, has been duly authorized, executed and delivered by Developer and, to the knowledge of Developer, the other parties thereto, and is a legal, valid and binding obligation of such party, enforceable in accordance with its terms;

(ii) Developer is the original lessor (or has validly succeeded to the rights of the original lessor) under each of the Tenant Leases, or [***] or is relevant wholly owned subsidiary in the relevant jurisdiction is the lessor under each Tenant Lease pursuant to an assignment done by Developer to [***] or its relevant wholly owned subsidiary in the relevant jurisdiction. Furthermore: unless already assigned to [***] or its relevant wholly owned subsidiary in the relevant jurisdiction (i) Developer is collecting the rent set forth in each Tenant Lease on a current basis and there are no past due amounts thereunder; (ii) no Tenant is entitled to any rental concessions or abatements in rent for any period subsequent to the Effective Date; (iii) Developer has not given notice to any Tenant claiming that the Tenant is in default under its Tenant Lease, and, to the best of Developer’s knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default; (iv) Developer has not received notice from any Tenant claiming that Developer is in default under the Tenant Lease, or claiming that there are defects in the improvements, which default or defect remains in any manner uncured; (v) neither Developer nor any Developer has received notice from any Tenant asserting any claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Tenant Lease and, to Developer’s knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute the basis of such claim, offset or defense; (vi) except as expressly set forth in the Tenant Leases, there are no security deposits or prepaid rentals under any of the Tenant Leases; and (vii) no Tenant Lease provides for non-monetary rent or consideration.

(iii) Developer has not received any correspondence or notice from any party to the Tenant Leases or Ground Leases regarding the termination or expiration of the term of such agreement;

(iv) Except in cases where Developer or one of its Affiliates owns the real property upon which the Development Tower is located, Developer, provided that the Ground Lease and Tenant Lease allow the assignment, will assign the Ground Leases and Ground Lease

Options to [***] free and clear of all Liens except Permitted Liens. With respect to any Ground Lease, when applicable, (i) such party is in actual possession of the leased premises under the Ground Leases; (ii) such party has paid the rent set forth in the Ground Leases on a current basis and there are no past due amounts; (iii) except as expressly set forth in the Ground Leases, such party is not obligated to pay any additional rent or charges to the Ground Lessors; (iv) such party has not received notice from or given notice to any Ground Lessor claiming that the Ground Lessor or such party is in default under a Ground Lease, and, to the best of Developer’s knowledge, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default; (v) none of the Ground Leases provide for non-monetary rent or other consideration to the Ground Lessor thereunder; (vi) none of the Ground Lessors is an Affiliate of Seller, (vii) each of the Ground Leases (or a memorandum thereof), if required under Applicable Law, is recorded in the appropriate jurisdiction, (viii) such party has not prepaid any rent under any of the Ground Leases more than one (1) month in advance (except with the consent of [***]), (ix) each Ground Lease has at least [***] years of its term remaining, which term may include extension of terms not yet exercised (provided that under the terms of such lease the extension terms are either automatic or exercisable at the option of the tenant under the Ground Lease and in no event may any other Person, other than the tenant under the Ground Lease, be entitled to prevent, refuse or nullify the exercise of such extension, unless the tenant under the Ground Lease is in default), and (x) each Ground Lease permits such party to co-locate additional Tenants on the Development Towers without the requirement to obtain the approval or consent of any other Person and without the requirement to pay additional money to any other Person.

(v) Developer has obtained all easements and rights-of-way that are reasonably necessary to provide vehicular and/or pedestrian ingress and egress to and from each of the Development Towers (and the related Tower Assets and Sites) and no action is pending or threatened or event existing which, individually or in the aggregate, would have the effect of terminating or limiting such access.

(j) Environmental Matters.

(i) Developer has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Health and Safety Requirements and Developer is not a party in interest with respect to any judgment, order, writ, injunction or decree issued pursuant to any Environmental Health and Safety Requirements;

(ii) Developer has all permits required by all Environmental Health and Safety Requirements and to its knowledge, Developer is in compliance with all such required permits; Developer is not the subject of or, to its knowledge, threatened with any legal action involving a demand for damages or other potential liability with respect to violations or breaches of any Environmental Health and Safety Requirements relating to the Development Towers (and the related Tower Assets and Sites);

(iii) Developer has not received any written notice that (i) any Environmental Permit is not in full force and effect or (ii) it is not in compliance in all material respects with the terms of all of its Environmental Permits;

(iv) Only if required for the construction and development of the relevant Development Tower, Developer will provide to [***] with reasonable access to a true, complete and correct copy of all surveys, reports, assessments, audits, evaluations, investigations, sampling results or other documents relating to the presence, migration or disposal of any Hazardous Substance or noncompliance with Environmental Health and Safety Requirements prepared for or at the request of Developer that are in its possession or control relating to the Development Towers (and the related Tower Assets and Sites).

(v) Seller is currently and has been in compliance with all applicable regulations of the Territory related to the preservation of cultural heritage.

(k) Bankruptcy Matters. Developer has not (a) changed its name or suspended its business or payments, (b) had proceedings pending or threatened by or against it in bankruptcy or reorganization in any Authority, (c) resolved or otherwise agreed to file a case in bankruptcy or reorganization in any Authority, or (d) admitted in writing its inability to pay its debts as they become due. Developer is, and after giving effect to the transactions contemplated hereby will be, solvent.

(l) Taxes. Developer has paid or will, at or prior to the applicable Closing, pay all outstanding obligations for Taxes on the real and personal property constituting the Development Towers (and the related Tower Assets and Sites), including without limitation, any Taxes relating to construction materials other than those that are being contended before any Tax Authority or court of law under bona fide basis. Developer has duly and timely filed with the appropriate Authorities all Tax Returns required to be filed by it with respect to the Development Towers (and the related Tower Assets and Sites), and such Tax Returns are true, correct and complete in all material respects and were prepared in accordance with Applicable Law. There are no Tax Liens on any Development Towers (and related Tower Assets and Sites) that will not be paid prior to Closing, or any Lien, action, suit, proceeding, investigation, audit, examination or assessment with regard to any Taxes that relate to the Development Towers (and related Tower Assets and Sites) pending or, to Developer’s knowledge, which could result in a Lien on any of the Development Towers (and related Tower Assets and Sites).

(m) Anti-Corruption Laws. None of Developer or its subsidiaries, Affiliates, officers, directors, employees, agents (acting on behalf of Developer or its subsidiaries) or to Developer’s knowledge, any other Persons (acting on behalf of Developer or its subsidiaries), has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions for special concessions already obtained, for or in respect of Developer or any subsidiary or Affiliate thereof, or in violation of any Applicable Law, or established or maintained any fund or asset that has not been recorded in the books and records of Developer or any subsidiary or Affiliate thereof. Each of Developer and its subsidiaries and Affiliates has complied with applicable anti-corruption, anti-money laundering, anti-terrorism, economic sanctions and anti-boycott laws of the United States of America and all Anti-Corruption Laws. None of Developer or its subsidiaries, Affiliates, officers, directors, agents (acting on behalf of Developer or its subsidiaries), employees (a) are, or are owned by any Person currently identified on the Specially Designated Nations and Blocked

Persons List maintained by the OFAC, and/or any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (b) is a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of Applicable Laws or any executive order of the President of the United States. Without limiting the foregoing, none of Developer, its subsidiaries or Affiliates has directly, or indirectly, entered into any arrangement or agreement related to the installation of Security-Solutions Equipment or the provision of other services on the Towers and/or the Tower Assets with the any local municipality and/or Authority in the Territory in violation of any Applicable Law, including all Anti-Corruption Laws.

(n) Insurance. The Development Towers (and related Tower Assets and Sites) are covered by insurance policies that provide coverage to the extent and in the manner consistent with common practice in Colombia. No notice of reduction in coverage, increase in premium, or cancellation or non-renewal with respect to, or disallowance of any material claim under, any such policy or binder has been received by Developer. All such insurance policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by insurance companies who are financially solvent; and (c) have not been subject to any lapse in coverage. Developer has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice in the Territory.

(o) No Third Party Rights. No Person other than [***] by reason of this Agreement has any contractual or other right of first refusal or any other right or option to acquire the Development Towers (and their related Tower Assets and Sites), or any portion thereof, including through any merger, consolidation, liquidation, dissolution or other reorganization.

(p) Due Diligence Items. The copies of the Due Diligence Items provided and/or made available to [***] constitute, all of the Due Diligence Items relating to the Development Towers (and the related Tower Assets and Sites) in the possession of Developer or any of its Affiliates as of any such date. The copies of such Due Diligence Items are true and accurate, taken as a whole, in all material respects and not misleading in any material respect nor is any information omitted from such information that makes the information provided misleading in any material respect (except to the extent that Developer has provided written updates or amendments to such previously furnished information reflecting changes in circumstance subsequent to the provision of such information).

(q) Related Transactions. Developer is not a party or subject to any contract relating to the ownership or operation of the Development Towers (and the related Tower Assets and Sites) between Developer and any of the officers or directors or any Affiliate, including without limitation any contract providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than contracts between Developer and any of the foregoing that will be terminated, at no cost or expense to [***], prior to the applicable Closing.

(r) Municipal Agreements. Neither Developer nor any of its Affiliates has entered into any agreement for the provision of other services on the Towers and/or the Tower Assets with the any local municipality and/or Authority in the Territory. No such agreement(s)

with any local municipality and/or Authority in the Territory will affect the Purchaser’s ownership or operation of the Development Tower and/or the Tower Assets following the applicable Closing.

4. Representations and Warranties of [***]. As of each Closing Date with respect to the Development Towers (and the related Tower Assets and Sites) to be transferred on such Closing Date, [***] represents and warrants to Developer as follows:

(a) Organization and Business; Power and Authority; Effect of Transaction.

(i) [***] is a company with limited liability duly formed, validly existing and in good standing under the laws of the jurisdiction where the Tower Assets are located. [***] has full corporate authority and power to enter into the transactions provided in this Agreement.

(ii) The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby of [***] and the consummation by [***] of the transactions contemplated hereby and thereby are within the corporate power of [***] and have been duly authorized by all necessary company action by [***]. [***] and those persons executing this Agreement on its behalf in a representative capacity have legal capacity to execute and deliver this Agreement. This Agreement is the valid and binding obligations of [***], enforceable against it in accordance with the documents’ respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies).

(iii) Neither the execution and delivery by [***] of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms, conditions and provisions hereof or thereof by [***] will conflict with, or result in a breach or violation of, [***]’s articles of incorporation, bylaws or shareholders’ agreement, any Applicable Law to which [***] is subject, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which [***] is a party or by which [***] is bound.

(b) Governmental Approvals. There are no Governmental Approvals and other filings, applications or notices required to be made, filed, given or obtained by [***] or any of its Affiliates with, to or from any Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement.

(c) Litigation; Orders. As of any Closing, there is no action, suit or proceeding pending or, to [***]’s knowledge, threatened against [***] by or before any Governmental Authority or by any Person which challenges the validity of this Agreement or which would reasonably be likely to adversely affect or restrict [***]’s or its Affiliates ability to consummate the transactions contemplated by this Agreement.

(d) Broker or Finder. No agent, broker, investment banker, financial advisor or other firm or Person engaged by or on behalf of [***] or any of its Affiliates is or will be entitled to a fee or commission in connection with the Purchase.

(e) Financial Capacity. [***] has access to sufficient funds to perform its obligations under this Agreement and the execution and performance of this Agreement will not have as an effect the insolvency of [***] or will result in the inability to pay its debts as they become due.

(f) Proceeds. The source of the proceeds to be used by [***] in connection with the payments due to Developer under this Agreement and the corresponding Asset Purchase Agreement, is the legal exercise of its business and activities.

(g) Bankruptcy Matters. [***] has not (a) changed its name or suspended its business or payments, (b) had proceedings pending or threatened by or against it in bankruptcy or reorganization in any Authority, (c) resolved or otherwise agreed to file a case in bankruptcy or reorganization in any Authority, or (d) admitted in writing its inability to pay its debts as they become due. [***] is, and after giving effect to the transactions contemplated hereby will be, solvent.

(h) Anti-Corruption Laws. None of [***] or its subsidiaries, Affiliates, officers, directors, employees, agents (acting on behalf of [***] or its subsidiaries) or to [***]’s knowledge, any other Persons (acting on behalf of [***] or its subsidiaries), has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions for special concessions already obtained, for or in respect of [***] or any subsidiary or Affiliate thereof, or in violation of any Applicable Law, or established or maintained any fund or asset that has not been recorded in the books and records of [***] or any subsidiary or Affiliate thereof. Each of [***] and its subsidiaries and Affiliates has complied with applicable anti-corruption, anti-money laundering, anti-terrorism, economic sanctions and anti-boycott laws of the United States of America and all Anti-Corruption Laws. None of [***] or its subsidiaries, Affiliates, officers, directors, agents (acting on behalf of [***] or its subsidiaries), employees (a) are, or are owned by any Person currently identified on the Specially Designated Nations and Blocked Persons List maintained by the OFAC, and/or any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (b) is a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of Applicable Laws or any executive order of the President of the United States.

(i) No Third Party Rights. No Person other than [***] by reason of this Agreement has any contractual or other right of first refusal or any other right or option to acquire the Development Towers (and their related Tower Assets and Sites), or any portion thereof, including through any merger, consolidation, liquidation, dissolution or other reorganization. [***] is not acquiring the Development Towers for resale nor for the benefit of any third party.

5. Independent Contractors.

(a) [***] and Developer acknowledge and agree that, at all times during the Term, Developer and its representatives shall act solely as independent contractors and nothing in this Agreement is intended or shall be construed to create an employee/employer relationship or a relationship as partners or joint ventures between or among Developer or its representatives, on the one hand, and [***] and its Affiliates, on the other hand.

(b) Each Party understands and agrees that its representatives will not be treated as employees or agents of the other Party, or its respective Affiliates for any purpose, including, without limitation, for tax purposes, employment or workers’ compensation laws, or any other laws pertaining to the employer/employee relationship, and neither Party will not withhold on behalf of the other Party or any of its representatives any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement, and all such payments and withholdings are the sole responsibility of the Party incurring such payments or withholdings and its representatives.

6. Assignability. This Agreement may not be assigned by Developer without the prior written consent of [***], which may be withheld for any reason or no reason. [***] may not assign its rights under this Agreement without Developer’s prior approval, which cannot be unreasonably withheld, delayed or conditioned except (i) in connection with the sale of all, or substantially all of the assets or equity interests of [***] (ii) to one or more of its Affiliates, or (iii) the granting of a security interest and/or collateral assignment by [***] of its rights and obligations under this Agreement to [***]’s senior lenders. Notwithstanding the foregoing, all the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

7. Covenants.

(a) Insurance. Developer shall maintain insurance with respect to any Development Tower (and the related Tower Assets and Site) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of similar size in similar businesses and owning similar properties in the same areas in which Developer operates, provided that, commencing one (1) day after the delivery of any outstanding Designated Holdback Deliverable, Developer shall have the right to cancel insurance with respect to any Development Tower (and the related Tower Assets and Site) transferred to [***] at such time.

(b) Compliance with Anti-Corruption Laws.

(i) The Parties and its directors, officers, employees, representatives or other third parties acting on its behalf shall not pay, offer or promise to pay, or authorize the payment, directly or indirectly, through any other person or entity, of any monies or anything of value in violation of Applicable Law:

1. to any person or firm employed by, or acting for or on behalf of, any customer or potential customer, whether private or governmental, for the purposes of inducing or rewarding favorable action by the customer or potential customer in any commercial transaction;

2. established or maintained any fund or asset with respect to the Parties that has not be recorded in the books and records of Developer;

3. to any person or firm employed by, or acting for or on behalf of, any governmental entity (including state-owned or controlled entities or public international organizations) for the purposes of inducing or rewarding any action, or the withholding of any action, by such entity in any governmental matter; or

4. to any governmental official or employee (including employees of state-owned or controlled entities or public international organizations), political party or official of such party, or any candidate for political office, for the purposes of inducing or rewarding favorable action (or the withholding of action) or the exercise of influence by such official, party or candidate in any commercial transaction or in any governmental matter.

(ii) Neither Party, its subsidiaries, Affiliates nor its officers, directors, employees is or will become an official or employee of a government within the Territory during the Term, unless such person obtains the prior written approval of the other Party. Each owner, partner, officer, director or employee of a Party, and of any parent or subsidiary company of such Party, has complied with all applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws of the Territory and any other jurisdiction having jurisdiction over such Parties.

(iii) None of the Parties, or its subsidiaries, Affiliates, or any officer, director, agent, employee or other person or entity acting on Developer’s behalf, has violated or will violate, directly or indirectly, any applicable provision of the Anti-Corruption Law, or of any applicable anticorruption laws and regulations of the Territory, and none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. Each Party has established reasonable internal controls and procedures reasonably designed to ensure compliance with the Anti-Corruption Law and any applicable anticorruption laws of the Territory and any other applicable jurisdiction.

(iv) In the event a Party has reasonable evidence that a breach of any of the representations and warranties and covenants in subsections 7(b)(i) through (b)(iii) above has occurred or will occur, such Party shall have the right to reasonably audit the other Party in connection with such purported breach, in order to satisfy itself that no breach has occurred. Each Party shall fully cooperate in any audit conducted by or on behalf of the other Party.

(v) In the event of a evidenced breach of any of the covenants in subsections 7(b)(i) through (b)(iii) above, this Agreement may be terminated by the non-defaulting Party upon delivery to the other Party of written notice of termination, and the non-defaulting Party shall have the right to seek for damages and [***] additionally may seek fir reimbursement of Milestone Payments paid by [***] prior to the date of breach or termination with respect to any affected Development Tower. Each Party shall indemnify and hold the other Party harmless against any and all claims, losses or damages arising from or related to any such breach by other Party or the non-defaulting Party termination of the Agreement, or both.

(vi) In no event shall any Party be obligated under this Agreement to take any action or omit to take any action, which action or omission such Party believes, in good faith, would cause it to be in violation of any law, including the Anti-Corruption Laws.

(c) Report; Inspection. Developer shall report to [***] on a bi-weekly basis concerning the status of development and construction of the Development Towers. [***], at its expense and upon reasonable prior written request during normal business hours, shall have the right to inspect and review all information pertaining to the Development Towers.

8. Representations and Warranties; Survival. Anything in this Agreement to the contrary notwithstanding, the representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive the applicable Closing and shall remain operative and in full force and effect for a period of twelve (12) months after the applicable Closing Date, regardless of any investigation or statement as to the results thereof made by or on behalf of either Party hereto except that the representations and warranties contained in Section 3(a) and 3(b) (Organization; Authorization; Enforceability), Section 3(f) (Broker), Section 3(i) (Material Agreements), Section 3(j) (Environmental Matters), Section 3(k) (Bankruptcy Matters), Section 3(l) (Taxes), Section 3(m) (Anti-Corruption Laws), Section 4(a) (Organization and Business; Power and Authority; Effect of Transaction), Section 4(d) (Broker or Finder), Section 4(e) (Financial Capacity), Section 4(f) (Proceeds), Section 4(g) (Bankruptcy), Section 4(h) (Anti-Corruption Laws) and Section 4(i) (No Third Parties Rights) will survive the applicable Closing and will remain in full force and effect until the expiration of the applicable statute of limitations relating thereto. If Developer or [***], as applicable, deliver written notice to the other Party of an indemnification claim for a breach of a representation, warranty or covenant under this Agreement within the survival period, such claim shall survive until final settlement or judgment of such claim.

9. Indemnification by Developer. Developer shall indemnify, defend and hold [***] and [***]’s employees, members, directors, officers and agents (collectively, “[***] Indemnified Parties”) harmless from and against, and agree promptly to defend [***] from and reimburse [***] Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable fees and expenses of attorneys, accountants, and other experts and those incurred to enforce the terms of this Agreement (collectively, “Losses”) which [***] Indemnified Parties may at any time incur, or become subject to, in connection with:

(a) any breach or inaccuracy of any of the representations and warranties made by Developer in or pursuant to this Agreement;

(b) any failure by Developer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement;

(c) any civil claims or labor claims affecting the Development Towers (and the related Tower Assets and Sites) and arising prior to the Closing of such Development Towers;

(d) any obligation or liability of Developer (contingent or otherwise) not explicitly assumed by [***] pursuant to this Agreement; and

(e) any suit, action or other proceeding brought by any Authority or Person in any way related to any of the foregoing matters occurred prior to the applicable Closing of the relevant Development Towers.

10. Indemnification by [***]. [***] shall indemnify and hold Developer and Developer’s employees, shareholders, directors, officers and agents (collectively, “Developer Indemnified Parties”) harmless from and against, for any and all Losses which Developer Indemnified Parties may at any time incur, or become subject to, and agrees to promptly defend Developer Indemnified Parties from and reimburse Developer Indemnified Parties for, any and all Losses which Developer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(a) any breach or inaccuracy of any representations and warranties made by [***] in or pursuant to this Agreement;

(b) any failure by [***] to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement;

(c) any obligation or liability of [***] (contingent or otherwise) not explicitly assumed by Developer pursuant to this Agreement; and

(d) any suit, action or other proceeding brought by any Authority or Person in any way related to any of the foregoing matters.

11. Claims.

(a) Notice of Claims. If an indemnified Party believes that it has suffered or incurred any Loss for which it will seek indemnification from the indemnifying Party pursuant to this Agreement, including as a result of any legal action instituted by a third party, it shall notify the indemnifying Party, in writing, within thirty (30) days of becoming aware that it has suffered such Loss or of such third party action, describing such Loss in reasonable detail and referring to the provisions of this Agreement in respect of which such Loss shall have occurred. If the defense is to be submitted prior to the thirty (30) day term agreed herein then such term shall be reduced to the term granted by Applicable Law to submit a defense minus five (5) Business Days.

(b) Defense of Third Party Claims. The indemnifying party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the indemnified Party, any third party legal action or other claim, but the indemnified Party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that the defense leader shall continue to be the indemnifying Party and any action or defense by the indemnified Party shall be previously approved by writing by the indemnifying Party or else the indemnified Party will lose its right to recover Losses; provided, however, that if the indemnifying Party shall fail to defend any such legal action or other claim, then the indemnified Party may defend, through counsel of its own choosing, such legal action or other claim, and (so long as it gives the indemnifying Party at least fifteen (15) days’ notice of the terms of the proposed settlement thereof and permits the indemnifying Party to then undertake the defense thereof) settle such legal action or other claim and to recover the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense. The indemnifying Party may compromise or settle any such legal action or other claim without the prior written consent of the indemnified Party. The indemnified and indemnifying Parties shall cooperate in the defense or prosecution thereof.

12. Termination; Remedies; Expiration. In addition to any remedies expressly provided elsewhere in this Agreement:

(a) In the event that (i) any of the representations and warranties of Developer contained herein, was materially incorrect when made, (ii) Developer fails to comply with any covenant or obligation in any material respect set forth herein, and shall not have cured, or taken adequate measures to remedy the breach, the same within thirty (30) days of receipt of prompt written notice from [***] of the same then, in any such event, [***] shall be entitled (A) to terminate this Agreement with respect to the affected Tower (and the related Tower Assets and Site), (B) to pursue all legal and equitable remedies against Developer for such uncured default or breach by Developer, including specific performance (Developer hereby acknowledging that each Site is unique and that [***] may have no adequate remedy at law if Developer breached this Agreement), and/or (C) to seek recovery from Developer for the Milestone Payment(s) paid by [***] prior to the date of such breach or termination with respect to the affected Development Tower.

(b) In the event that any of the representations and warranties of [***] contained herein was materially incorrect when made or [***] fails to comply with any covenant or obligation in any material respect set forth herein, and [***] shall not have cured, or taken adequate measures to remedy the breach, the same within thirty (30) days of receipt of prompt written notice from Developer of the same, then, in such event, Developer shall be entitled to terminate this Agreement and Developer shall not have a right to seek or procure specific performance, any rights to which Developer specifically waives.

(c) This Agreement shall terminate upon the expiration of the Term unless extended by the Parties pursuant to Section 1(b).

(d) The rights and obligations of the Parties, including all rights and obligations of indemnification, shall survive the expiration or termination of this Agreement unless the Party entitled to the benefit of any such right or obligation waives in writing its entitlement thereto.

13. Fees, Expenses and Other Payments. Each Party will be responsible for its own costs and expenses incurred in the negotiation and completion of the transactions contemplated herein, or the performance of its respective obligations hereunder, including legal and other advisory fees.

14. Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing as set forth below. All notices or other communications which are required or otherwise delivered hereunder shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered or sent by telecopier, (b) sent by internationally recognized overnight courier guaranteeing next or second Business Day delivery, or (c) electronic mail (i.e., e-mail), but only for technical issues relating to the Development Towers (and the related Tower Assets and Sites). Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or sent by telecopier (with confirmation of transmission) provided, however, that the delivery date is a Business Day or else it will be deemed to have been delivered on the next Business Day; (ii) on the third or fourth Business Day after dispatch, if sent by internationally recognized, overnight courier guaranteeing first or second Business Day delivery, as applicable; and (iii) when sent by electronic mail if sent during the normal business hours of the recipient (if not sent during the normal business hours of the recipient, then on the next Business Day) provided, that proof of delivery is obtained by the sender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Notice to [***]:	c/o [***]
Attn: [***]
Telecopier: [***]
Email: [***]

Notice to Developer:	c/o Tower One Wireless
600-535 Howe Street, Vancouver, BC,
Canada, V6C-2Z4
Attn: Alejandro Ochoa
email: a.ochoa@toweronewireless.com
Email: aochoa@toweronewireless.com

15. Dispute Resolution. If a dispute arises out of or in connection with this Agreement or in the performance, validity or enforceability of this Agreement, including any question regarding its existence or termination (including non-contractual claims arising out of this Agreement) (“Dispute”), the senior management of each of the parties hereto shall meet to attempt to resolve such Dispute within twenty (20) days following the date on which a party provides written notice to the other party of the existence of such Dispute (which written notice shall provide a reasonably detailed explanation of the basis for the Dispute). In the event such Dispute cannot be resolved by senior management of the parties within such twenty (20) day period, then the parties hereby agree that such Dispute shall be finally resolved by arbitration. Disputes submitted to arbitration shall be resolved in accordance with the Rules of International Centre for Dispute Resolution (“ICDR”), which rules are deemed to be incorporated by reference into this clause. The tribunal shall consist of three arbitrators of whom, one shall be appointed by each of the parties hereto and the third shall be appointed by the two arbitrators. The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The tribunal shall give a written record of the award and reasons therefor.

16. Construction. All the Parties to this Agreement have participated fully in the negotiation and preparation hereof and, accordingly, this Agreement shall not be more strictly construed against any one of the Parties hereto.

17. Severability; Counterparts, Governing Law. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein. In any case, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail with reception acknowledgment by recipient shall be effective as delivery of a manually executed counterpart of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without regard to its internal conflict of law principles.

18. Interpretation. In construing this Agreement, the singular shall be held to include the plural, the plural shall include the singular, the use of any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded.

19. No Waiver. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting, such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

20. No Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the Parties hereto and their respective legal representatives and permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

21. Entire Agreement. This Agreement and the other transaction documents constitute the entire agreement between the Parties with respect to the subject of this Agreement and cancel all prior memorandums, discussions and agreements with respect to such subject matter, and no alteration, modification, amendment or interpretation of this Agreement shall be binding unless it is in writing and signed by the Party against whom enforcement is sought.

22. English Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared by a Party for convenience or for any other purpose, the provisions of the English version shall prevail.

23. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by any Party hereto, each Party hereto agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, any further deliveries and assurances as may be reasonably necessary to effectuate the provisions contained herein or contemplated hereby.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Development Agreement as of the date first above written.

Developer:

TOWER THREE SAS

By: ____________________________________
Name: Alejandro Ochoa
Title: CEO

[***]:

[***]

By: ____________________________________
Name: [***]
Title: Authorized Signatory

Appendix A

Definitions

Action means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

Affiliate means with respect to a Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any executive officer or director of such Person, (c) with respect to any partnership, joint venture, limited liability company, or similar entity, any general partner or manager thereof, and (d) when used with respect to an individual, shall include any member of such individual’s immediate family or a family trust. For purposes of this definition, “control”, when used with respect to any specified person, means the possession, direct or indirect, of the power to vote 50.1% or more of the voting stock of such person or the power to direct the management and policies of the person whether through the ownership of voting securities or by contract; and the term “controlled” has the meanings correlative to the foregoing.

Allocable Purchase Price means with respect to each Tower, the Tower Cash Flow as of the Closing Date multiplied by[***] .

Anchor Tenant Lease means a Tenant Lease where the Qualified Tenant requested the construction of the Development Tower (as distinguished from a later request to co-locate on an existing Development Tower).

Anti-Corruption Laws means the FCPA, and all applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws of the United States, the Territory and any jurisdiction where Developer transacts business or where Development Towers (and related Tower Assets and Sites) are located.

Applicable Law means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Authority, (ii) governmental approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Authority, in each case, in the Territory or the jurisdiction where the Development Tower (and the related Tower Assets and Sites) to which such Law relates are located.

Applicable Permits means the following permits, if applicable (and such other permits to the extent each is required for construction or operation of a particular Development Tower and its related Site under Applicable Law): (i) location license; (ii) civil aviation license; (iii) environmental report and permit; (iv) Certificado RETIE / NIC; and (v) PSIO license.

Argentina Development Agreement means that certain Development Agreement, dated as of the Effective Date, by and between[***] and Evolution Technology S.A.

Argentina Development Tower means a “Development Tower” as defined in the Argentina Development Agreement.

Asset Purchase Agreement has the meaning set forth in Appendix B.

Assignment and Assumption of Governmental Authorizations shall have the meaning set forth in Section 2(e)(v).

Assignment and Assumption of Ground Lease shall have the meaning set forth in Section 2(e)(iii).

Assignment and Assumption of Related Contracts shall have the meaning set forth in Section 2(e)(vi).

Assignment and Assumption of Tenant Lease shall have the meaning set forth in Section 2(e)(iv).

Authority means any nation or government (in the federal, state or local levels, or any other political subdivision thereof) having jurisdiction over the relevant Person; any entity, authority or body, including any government authority, agency, department, board, commission or instrumentality in the Territory, or the jurisdiction where the Development Towers (and the related Tower Assets and Sites) to which such Authority relates are located, and, if relevant or appropriate, in any other country; any court, tribunal or arbitrator, exercising executive, legislative, judicial, regulatory or administrative functions of, over, or pertaining to any of the Development Towers (and the related Tower Assets and Sites).

Business Day means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York or the Territory are required by law to be closed.

Commence, Commences or Commenced shall mean, with respect to any Tenant Lease, the obligation to pay rent under such Tenant Lease has accrued and is payable by the Tenant, or Tenant has substantially completed installation of its equipment on the Tower relating thereto.

Closing shall have the meaning as set forth in Section 2(b).

Closing Date shall have the meaning as set forth in Section 2(b).

Closing Date Payment shall have the meaning as set forth in Section 2(b).

Collateral Documents has the meaning set forth in Appendix B.

Cure Period shall have the meaning set forth in Section 2(d).

Defect Site shall have the meaning set forth in Section 2(d).

Developer Indemnified Parties shall have the meaning set forth in Section 10.

Development Tower has the meaning set forth in the second Recitals.

Due Diligence Items means true, correct and complete copies of each of the following items as are in Developer’s possession or control, including electronic versions (if any) with respect to any Development Towers (and the related Tower Assets and Sites):

a. all environmental reports and environmental permits relating to the Sites;

b. the Ground Lease Options, Ground Leases, Tenant Leases and Related Contracts;

c. the most recent surveys, title commitments, title policies or abstracts of title, together with all copies of all documents and instruments (as recorded where applicable) referred to or identified in the title commitment, surveys, title policies or abstracts, including, but not limited to, all lien instruments, leases, plats, reservations, restrictions and easements, and all curative documentation executed subsequent to the commitment, policy or abstract related to the Sites;

d. if applicable, the most recent zoning permits, variances, building and any other Governmental Authorizations, which have been issued or for which Developer has made application, and the applications, responses, approvals and registration numbers submitted or received for the Sites;

e. current Tenant contact information for the Sites;

f. if applicable, a list of all tax ID numbers (or equivalent information in the relevant jurisdiction) for the Ground Lessors under the Ground Leases;

g. any available financial information (including property tax information) pertaining to the Development Tower; and

h. copies of any documents, structural analyses, certifications and/or drawings and related site plans relating to the construction and condition of the Development Towers or the Sites.

Earn-Out Amount shall mean (i) with respect to any Eligible Lease that has Commenced on or prior to the twelve (12) month anniversary of the Closing Date, an amount equal to the Tower Cash Flow generated by such Eligible Lease multiplied by [***] and (ii) with respect to any Eligible Lease that has Commenced after the twelve (12) month anniversary of the Closing Date and prior to the twenty-four (24) month anniversary of the Closing Date, an amount equal to the Tower Cash Flow generated by such Eligible Lease multiplied by [***].

Earn-Out Payment Date has the meaning set forth in Section 2(c).

Eligible Lease means, with respect to any Development Tower, any Included Tenant Lease that has Commenced during the twenty-four (24) month period following the Closing Date applicable to such Development Tower.

Eligible Lease Commencement Date means with respect to any Eligible Lease, the date such Eligible Lease has Commenced.

Environmental Health and Safety Requirements means, to the extent applicable to the relevant Person, all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, indigenous rights and pollution and protection of the environment and, natural protected areas, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by products, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect; without limiting the foregoing, Environmental Health and Safety Requirements shall include all permits required for the construction and operation of Towers whether on protected ground or non-protected ground, including permits acquired from the relevant environmental authority and/or any other authorized environmental delegated authority.

Environmental Permit means any Governmental Authorization required by or pursuant to any Environmental Health and Safety Requirements, any indigenous territories or natural protected areas.

FCPA means the Foreign Corrupt Practices Act of 1977, as amended.

Fifth Milestone shall have the meaning set forth in Section 2.

First Milestone shall have the meaning set forth in Section 2.

Fourth Milestone shall have the meaning set forth in Section 2.

Governmental Authorizations means all approvals, permits, licenses, authorizations, decrees, registrations, certificates of occupancy, certificates of completion, zoning permits, variances, agreements and similar approvals issued in writing by any Authority to use or operate a Development Tower (and the related Tower Assets and Sites), as well as any extensions or renewals thereof, and any pending applications therefore, including permits and approvals required (where applicable) by Applicable Law.

Ground Lease shall mean any lease, easement, right of way, license, permit or other right of use agreement pursuant to which the lessee or tenant thereunder holds a leasehold interest, leasehold estate or other real property interest, including, without limitation, the associated access easements and rights of way, and pursuant to which the lessee or tenant thereunder has the right to construct, own and operate a telecommunications tower on the land relating thereto. For the avoidance of doubt the Ground Leases include the right to place the Site in the public right of way (i.e., by way of easement or equivalent rights).

Ground Lease Option shall mean an option to enter into a Ground Lease.

Ground Lessor means the “grantor” or “lessor” or “landlord” or “licensor” under the Ground Lease.

Hazardous Substance means any substance that is deemed by any Environmental Health and Safety Requirements to be “hazardous,” “toxic,” a “contaminant” or “waste” or is otherwise regulated by any Environmental Health and Safety Requirements.

Included Tenant Lease means a Tenant Lease with a Qualified Tenant that meets all of the following criteria as the date of determination: (a) that is executed in writing and in full force and effect in all material respects, (b) that is for a term no less than ten (10) years, and will not expire within three (3) months from the date hereof in accordance with its terms, (c) is not on a “month-to-month” term, (d) the tenant thereunder is not currently involved in a bankruptcy proceeding (e) that has not otherwise been terminated (and has not sent any notice of termination), (f) which has Commenced and (g) with respect to which there are no material default on the part of lessor or the tenant thereunder, including, without limitation, any monetary default by such tenant for greater than sixty (60) days. For the avoidance of doubt, any amendment to an Included Tenant Lease which meets the foregoing requirements, where such amendment provides for the installation and/or operation of fiber and/or microcells.

Knowledge (or words of similar import) of Developer or [***] shall mean both the actual knowledge and knowledge that Developer or [***], as applicable, or its respective executive officers should reasonably be expected to acquire by ordinary attentiveness to duty and by reasonably prudent inquiry given the nature of such individual’s position and responsibilities.

Lien shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

Losses shall have the meaning set forth in Section 9.

Material Adverse Effect means a change, event or occurrence that, individually or together with any other change(s), event(s) or occurrence(s), has had or would be reasonably expected to have a material adverse change or effect on the cash flow position, results of operations or prospects of Developer or the Development Towers, as applicable.

Mexico Development Agreement means that certain Development Agreement, dated as of the Effective Date, by and between [***] and Comercializadora Mexmaken S.A. de C.V.

Mexico Development Tower means a “Development Tower” as defined in the Mexico Development Agreement.

Minimum Conditions mean the conditions that, unless expressly waived by [***], must be satisfied by Developer with respect to each Development Tower at Closing (or earlier on a

Milestone Payment Date associated with the Milestone specified on Exhibit A) and that are set forth in Exhibit A.

Milestone Payment Date shall have the meaning set forth in Section 2(c).

Organic Document shall mean, (a) with respect to a Person which is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock, (b) with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof) and (c) with respect to a Person which is a limited liability company, its certificate of formation, its limited liability company agreement, any agreements among members of such Person and similar agreements.

Permitted Liens shall mean (a) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and those the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books of Developer, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto; (b) Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), carriers, workmen, repairmen, laborers and materialmen or other similar encumbrances incurred in the Ordinary Course of Business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor; (c) easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary use of such property in the same or substantially similar manner as such is currently used; (d) existing building restrictions, ordinances, easements of roads, privileges, or rights of public service companies; and (e) mortgages or other liens made or suffered by and through a Ground Lessor on or affecting real property of which any Site is a part.

Person means any natural individual or any entity including any governmental authority or body.

[***] Indemnified Parties shall have the meaning set forth in Section 9.

Purchase Price shall have the meaning set forth in Section 2(b).

Qualified Tenant means [***] or any other Tenant approved by [***].

Related Contract means an agreement between Developer or an Affiliate and a third party not affiliated with Developer, pursuant to which a third party provides goods and services to, or which otherwise relates to, the Site (e.g., a maintenance agreement).

Search Ring means a physical location within 50 meters of a point expressed as a longitude and latitude within which operators would install their telecommunications equipment if a Development Tower would be available in such search ring.

Second Milestone shall have the meaning set forth in Section 2.

Site shall have the meaning set forth in Section 2(a).

Site Acquisition Map means a map showing an area for the installation of wireless antennas as proposed by a carrier.

Tenant means a lessee or tenant under a Tenant Lease.

Tenant Lease means any lease agreement pursuant to which a leasehold interest, leasehold estate or other real property interest on a Development Tower has been demised to a Qualified Tenant, including the associated access easements and rights of way.

Territory shall have the meaning set forth in the Recitals.

Third Milestone shall have the meaning set forth in Section 2.

Tower means a wireless communications tower.

Tower Assets shall mean, individually, and collectively, all of the real and personal tangible and intangible assets, properties and rights owned by Developer that acts as seller under the Asset Purchase Agreement applicable to the relevant Development Towers, wherever situated and located, that are used in, or accounted for as a part of, the ownership and operation of relevant Development Towers and their Sites, including without limitation the following:

1.	the Towers located at the Sites;

2.

all buildings, structures, improvements and fixtures located at the Sites and owned (or proposed to be used) by Developer in connection with the ownership and operation of the Tower Assets (the “Improvements”);

3.	all physical assets (other than Towers, Improvements and other real property and interests therein) owned by Developer and located at the Sites (the “Equipment”);

4.	all Ground Lease Options;

5.	all Ground Leases related to the Sites;

6.	all easements relating to the Sites;

7.	all Related Contracts relating exclusively to the Sites;

8.	all Tenant Leases relating to the Sites;

9.

(i) the security deposits (if any) from tenants paid to Developer under the Tenant Leases and to ground lessors under the Ground Lease Options or Ground Leases relating to the Sites (collectively, the “Security Deposits”), (ii) all rights under any Governmental Authorizations held by Developer with respect to the Sites or the operation of the Tower Assets, (iii) utility deposits and reservation fees paid by or on behalf of Developer with respect to the Sites; (iv) any condemnation or eminent domain proceeds received by Developer after the date hereof with respect to the such Site; and (v) any insurance proceeds, and causes of action related to damaged or destroyed property included in the Tower Assets that has not been repaired or replaced prior to Closing; and

10.	the Due Diligence Items.

Term shall have the meaning set forth in Section 1(a).

Tower Cash Flow means, with respect to any Development Tower, the difference of the Tower Revenue minus an amount equal to the product of [***] times the sum of (i) the aggregate monthly amount of easement “rent” or ground rent (including any revenue share payments payable to the landlords thereunder or any third parties) as of the date of determination, and (ii) monthly operating expenses including and not limited to: (a) monitoring and utility expenses (including telephone charges) for those Development Towers requiring monitoring or lighting under either Applicable Law, (b) any discounts to Tenants or third parties, (c) landlord requirements, (d) zoning requirements, or any other Applicable Law, (e) the monthly amount of real estate taxes and personal property taxes (or similar type taxes), including municipal Taxes, if any, (f) insurance cost of US [***] per month; (g) maintenance expense of US [***] per month; (h) security expense, (i) municipal inspection fees, and (j) any other expense related or attributed to that Development Tower. All aspects of Tower Cash Flow as of any date, will be calculated using the official interbank exchange rate as of such date.

Tower Revenue means, as of any date (the “Date of Measurement”) with respect to any Tower, an amount equal to the product of twelve (12) times the monthly rent as of the date of determination of each Included Tenant Lease; provided, however, such amount (i) shall not include any security deposits, prepaid rents (unless taken into income by [***]), refunds to tenants, sales, property, excise or similar taxes (including VAT) imposed by Governmental Authorities and collected from subtenants, pass through expenses collected from any tenants, to the extent that such pass through expenses are not deducted from Tower Cash Flow, and any tenant’s reimbursement of ground rent if land underlying the Site has been purchased, and (ii) shall include, in the case of prepaid rent, an apportioned amount of such prepaid rent attributable to such monthly period. All aspects of Tower Revenue as of any date, will be calculated using the official interbank exchange rate as of such date.

Use Right means a twenty (20) year exclusive use right (in the form of a lease) over the land on which a Tower is located. No rent or lease payments shall be payable by [***] during the term of the Use Right. For the avoidance of doubt, pursuant to a Use Right, Purchaser will be only granted the right to use such real property and not the ownership as the owner of the real property retains the ownership); provided, however, that the Purchaser may have the option to purchase such land on which a Tower is located, at any time during the thirty (30) year Use Right term, at one (1) times the Tower Cash Flow as of the applicable Closing Date of such Tower.

VAT means value added tax or similar value added tax in the relevant jurisdiction.

Appendix B

At each Closing, Developer shall execute and deliver all of the following documents, each in form and substance reasonably acceptable to [***] (collectively, the “Collateral Documents”):

(i) Form of Asset Purchase Agreement. A duly executed form of Asset Purchase Agreement (the “Asset Purchase Agreement”) that shall contain representations, warranties, covenants, closing conditions, and indemnities as set forth in the Colombia Purchase Agreement, in each case, as conformed to Applicable Law and approved by [***] and [***]’s local counsel.

(ii) Payment Certificate. An original certificate (a “Payment Certificate”) signed by an executive officer of Developer certifying that (A) the representations and warranties of Developer in this Agreement and the Asset Purchase Agreement relating to the Development Towers (and the related Tower Assets and Sites) are true and correct in all material respects as of the applicable Closing Date, and (ii) Developer has performed all agreements contained in this Agreement and the Purchase Agreement required to be performed by Developer at or before the applicable Closing.

(iii) Assignment and Assumption of Ground Leases. A duly executed and acknowledged original assignment and assumption of all of Developer’s right, title and interest in and to any Ground Lease to [***], in each instance in a form approved by [***], and [***]’s local counsel (the “Assignment and Assumption of Ground Lease”);

(iv) Assignment and Assumption of Tenant Leases. A duly executed and acknowledged original assignment and assumption of all of Developer’s right, title and interest in and to any Tenant Lease to [***], in each instance in a form approved by [***], and [***]’s local counsel (the “Assignment and Assumption of Tenant Lease”);

(v) Assignment and Assumption of Governmental Authorizations. If required by Applicable Law, a duly executed and acknowledged original assignment and assumption of all of Developer’s right, title and interest in and to any Governmental Authorizations to [***], in each instance in a form approved by [***], and [***]’s local counsel (the “Assignment and Assumption of Governmental Authorizations”);

(vi) Assignment and Assumption of Related Contracts. A duly executed and acknowledged original assignment and assumption of all of Developer’s right, title and interest in and to any Related Contracts, if any, to [***], in each instance in a form approved by [***], and [***]’s local counsel (the “Assignment and Assumption of Related Contracts”);

(vii) Third Party Consents. Such third party consents required for the transfer of the Development Towers (and the related Tower Assets and Sites) from Developer to [***].

(viii) Lien Releases. Duly executed lien releases, dated as of the applicable Closing Date, evidencing the release of liens on or other security interests in the Tower

Assets, if any, other than Permitted Liens, and confirmatory payoff letters from the applicable secured parties.

(ix) Due Diligence Items. Originals or copies of all Due Diligence Items.

(x) Resolutions and Organic Documents. A certificate of Developer signed by an executive officer of such entity, certifying to and attaching (a) a copy of resolutions of the governing body of such entity authorizing the execution, delivery and performance of this Agreement and the other Collateral Documents by such entity, which resolutions were duly adopted and are in full force and effect, (b) the Organic Documents of such entity (c) a certificate from the applicable Authority that such entity is in good standing setting forth each of the persons executing and delivering this Agreement and Collateral Documents to which such entity is a party who has or have the authority to execute, deliver and consummate this Agreement and each other Collateral Document; and

(xi) Other Documents. Such other documents as may be reasonably requested by [***] or its local counsel in order to effectuate and carry out the intent of this Agreement.

EXHIBIT A

MINIMUM CONDITIONS

The following “Minimum Conditions” apply to Development Towers located in each of the Territories.

  Each Development Tower shall be on owned land, easement land or leased land with no revenue share payable to ground owner, with a minimum initial term of [***] years and a minimum total term [***] years and clean recorded chain of title (First Milestone).

  Each Development Tower shall have all Applicable Permits and governmental authorization obtained in accordance with FCPA laws and regulations as well as local and Federal laws and regulations.

  Development Towers shall be constructed for Qualified Tenants (Second Milestone).

  Each Development Tower shall have a signed Anchor Tenant Lease, with a minimum initial non-cancellable term of [***] years in length and for which upon construction the applicable Qualified Tenant would be obligated to commence rental payments (Third Milestone).

  Rent shall be payable in local currency.

  Development Towers shall be designed with ground and structure capacity for three (3) carriers. Tower should be designed in accordance with the then in place TIA/EIA-222 standards or any other applicable standards in the Territory and be in compliance with local building code requirements.

  Development Towers shall have permanent power source established for the Anchor Tenant with a meter and with capacity to expand utility power for up to three additional tenants or the Development Tower shall already have permanent utility power established for the Anchor Tenant Lease with a meter and with capacity to expand utility power for up to three additional tenants or the Anchor Tenant is obligated to provide such permanent power source.